Exhibit 10.4
IRIDIUM COMMUNICATIONS INC.
2018 EXECUTIVE PERFORMANCE BONUS PLAN
1.Purpose.   As part of its executive compensation program, Iridium Communications Inc. (the “Company”) has designed this 2018 Executive Performance Bonus Plan (the “Bonus Plan”) for the 2018 calendar year. The Bonus Plan operates under, and is part of, the Iridium Communications Inc. Amended and Restated 2015 Equity Incentive Plan (the “A&R 2015 Plan”), which has been approved by the Board and the Company’s stockholders. The Bonus Plan provides Participants with incentive awards, paid in restricted stock units and cash, based on the achievement of objectively determinable performance goals. The Bonus Plan is intended to permit the payment of bonuses that may qualify as Performance-Based Compensation.
2.    Definitions. Defined terms not explicitly defined in the Bonus Plan but defined in the A&R 2015 Plan shall have the same definitions as in the A&R 2015 Plan.
(a)    “Base Salary” means the base salary earned by the Participant during the Performance Period. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.
(b)    “Bonus Award” means, with respect to each Participant, the award determined pursuant to Section 5(g) below, which is subject to the Committee’s authority under Section 5(g) to eliminate or reduce the Bonus Award otherwise payable based on the Personal Performance Factor.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the A&R 2015 Plan; provided, however, that with respect to payments under the Bonus Plan intended to qualify as Performance-Based Compensation, the Committee shall consist, to the extent required by Section 162(m), solely of two or more members of the Board who qualify as “outside directors” within the meaning of Section 162(m).
(e)    “Common Stock” means the common stock of the Company.
(f)    “Maximum Bonus Award” means, as to any Participant for the Performance Period, the maximum award that may be granted to the Participant under the Bonus Plan. In no event may the Maximum Bonus Award paid in respect of a calendar year exceed $2 million.
(g)    “Participant” means an eligible officer selected by the Committee, in its sole discretion, to participate in the Bonus Plan.
(h)    “Payout Determination Date” means the date following the end of the Performance Period upon which the Committee determines the amounts payable pursuant to the Bonus Award with respect to the completed Performance Period, in accordance with Section 5(g).

(i)    “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5 in order to determine the Bonus Awards that may be earned and the vesting of any Restricted Stock Units granted to each Participant with respect to any such Bonus Award. The Payout Formula may be (but is not required to be) expressed as a percentage (which may be more than 100%) of the Target Bonus Award. The Payout Formula may differ from Participant to Participant and with respect to any one Participant in a given Performance Period.
(j)    “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).
(k)    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its sole discretion, to be applicable to a Participant with respect to a Bonus Award as set forth in Section 13(oo) of the A&R 2015 Plan. The criteria set forth in Section 13(oo) of the A&R 2015 Plan may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m), the Performance Goals may be calculated in respect of Performance-Based Compensation without regard to items of an unusual nature or of infrequency of occurrence, as determined under generally accepted accounting principles.
(l)    “Performance Period” means the 2018 calendar year.
(m)    “Personal Performance Factor” means, with respect to the Performance Period, the percentage determined by the Committee based on the Participant’s personal performance during the Performance Period, but in no event greater than 100%.
(n)    “Restricted Stock Unit” means a right to receive one share of Common Stock granted as a Restricted Stock Unit Award (as defined in the A&R 2015 Plan) pursuant to the terms and conditions of the A&R 2015 Plan.
(o)    “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as such Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
(p)    “Target Bonus Award” means the target award payable under the Bonus Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 5(c).
(q)    “Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Bonus Award’s qualification as Performance-Based Compensation.
(r)    “Target Determination Date” means the date or dates upon which the Committee sets the Performance Goals and each Participant’s Target Bonus Award with respect to the Performance Period, in accordance with Sections 5(b) and 5(c).

(s)    “Vesting Date” means the Payout Determination Date or such later date, but not later than March 15, 2019, as determined by the Committee on the Payout Determination Date.
3.    Plan Administration.
(a)    The Committee shall be responsible for the general administration and interpretation of the Bonus Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Bonus Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Bonus Plan:
(i)    authority to adopt Performance Goals and Target Bonus Awards under the Bonus Plan for the Performance Period on or prior to the Target Determination Cutoff Date;
(ii)    authority to determine eligibility and the amount, form, manner and time of payment of any Bonus Awards hereunder, including authority to exercise negative discretion in reducing any Maximum Bonus Award;
(iii)    authority to construe and interpret the terms of the Bonus Plan;
(iv)    authority to prescribe forms and procedures for purposes of Bonus Plan participation and distribution of Bonus Awards; and
(v)    authority to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Bonus Plan.
(b)    Any rule or decision by the Committee that is not inconsistent with the provisions of the Bonus Plan or the A&R 2015 Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
4.    Eligibility.   Participation in the Bonus Plan is at the discretion of the Committee. Officers of the Company who are regularly employed (full or part time) during the Performance Period at the level of Executive Vice President or above and who are subject to Section 16 of the Securities Exchange Act of 1934, are eligible to participate in the Bonus Plan. If an officer is hired after the beginning of the Performance Period, the Committee shall have the discretion to determine whether such officer should be eligible to participate in the Bonus Plan. If the Participant’s Bonus Plan target percent changes during the Performance Period, the officer’s Target Bonus Award will be pro-rated based on those adjusted figures as follows: the Target Bonus Award will be based on the number of days in the Performance Period with the former Bonus Plan annual bonus target percent and the number of days in the Performance Period with the new Bonus Plan annual target percent. A Participant must be employed by the Company or an affiliate through the payment date to earn any portion of a Bonus Award paid in cash under this Bonus Plan; if the Participant’s employment terminates before such payment date, the Participant will not be eligible to receive such portion of the Bonus Award, except to the extent an applicable severance plan or an individual employment or retention agreement with such Participant provides for payment of any portion of an annual performance bonus in connection with a qualifying termination of employment. A Participant must be employed by the Company or an affiliate through the Vesting Date to earn any portion of a Bonus Award paid in the form of Restricted Stock Units; if the Participant’s employment terminates before such date, such Restricted Stock Units granted to the Participant pursuant to this Bonus Plan with respect to the Performance Period shall be forfeited, except to the extent an applicable severance plan or an individual employment or retention agreement with such Participant provides for payment of any portion of an annual performance bonus in connection with a qualifying termination of employment resulting in the accelerated vesting of any such Restricted Stock Units. If a Participant is on a leave of absence for a portion of the Performance Period, the Participant will be eligible for a Bonus Award under the Bonus Plan based on actual salary earned during the Performance Period (exclusive of any salary replacement benefits paid during the leave via insurance).
5.    How the Bonus Plan Works.
(a)    Bonus Plan Components. The Bonus Plan components are: (i) the Performance Goals; (ii) the Target Bonus Award; (iii) the Maximum Bonus Award; (iv) the Personal Performance Factor; and (v) the Bonus Award.
(b)    Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date, and the achievement of such Performance Goals shall be substantially uncertain at such time.
(c)    Target Bonus Award. On the Target Determination Date, the Committee, in its sole discretion, shall designate a Target Bonus Award for each Participant. Each Participant’s Target Bonus Award shall be set forth in writing on or prior to the Target Determination Cutoff Date. The Participant’s Bonus Award is calculated, in part (as further described below), by reference to his or her Target Bonus Award. The Target Bonus Award equals the product of the annual bonus target percent and the Base Salary. For example, an Executive Vice President whose annual bonus target percent is 50% and whose Base Salary is $200,000 would have his or her Bonus Award calculated by reference to a Target Bonus Award of $100,000 ($200,000 x 50%).
(d)    Maximum Bonus Award. Subject to Section 2(f) above, the Maximum Bonus Award that may be earned by a Participant is 200% of his or her Target Bonus Award.
(e)    Payout Formula. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Payout Formula for purposes of determining the Bonus Award that may be earned by each Participant and the performance vesting of Restricted Stock Units granted pursuant to Section 6 as payment of any Bonus Award for each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Bonus Award and vesting of Restricted Stock Units if the Performance Goals for the Performance Period are achieved, and (c) may provide for a Bonus Award payment greater than or less than the Participant’s Target Award (i.e., a Maximum Bonus Award

and a threshold award), depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Bonus Award for any Performance Period exceed the Maximum Bonus Award.
(f)    Personal Performance Factor. On the Payout Determination Date, the Committee, in its sole discretion, shall determine a Personal Performance Factor for each Participant ranging from 0% to 100%, which may be applied to reduce, but not increase, a Participant’s Bonus Award. A Participant’s Personal Performance Factor may be based upon the Committee’s assessment of the Participant’s performance against personal goals during the Performance Period that are established and reviewed in connection with the Company’s annual review process, or any additional factors the Committee considers relevant.
(g)    Determination of the Bonus Award. On the Payout Determination Date, the Committee shall determine and certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus Award (and the resulting performance vesting of Restricted Stock Units) for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Bonus Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus Award payable to any Participant below that which otherwise would be payable under the Payout Formula in its discretion, including based upon the Personal Performance Factor.
6.    Bonus Award Payment.
(a)    Right to Receive Payment.   Each Bonus Award under the Bonus Plan shall be paid solely from the general assets of the Company. Nothing in the Bonus Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
(b)    Form of Payment of Bonus Awards.   Except as otherwise determined by the Committee, subject to Section 4, the Company shall distribute all Bonus Awards to the Participants as follows.
(i)    Equity Portion of Bonus Award. A portion of a Participant’s Bonus Award equal in value to forty (40) percent of the Participant’s Target Bonus Award (determined as of the Target Determination Date) shall be paid in the form of Restricted Stock Units. The Restricted Stock Units shall be granted to each Participant under the A&R 2015 Plan as Performance Stock Awards (as defined in the Plan) on such date as the Committee shall determine in its sole discretion, but in no event later than the Target Determination Cutoff Date (or with respect to any officer hired after the beginning of the Performance Period that is selected as a Participant in the Bonus Plan, on such date as determined by the Committee in compliance with the requirements of Section 162(m) of the Code for such officer’s Bonus Award to constitute Performance-Based Compensation) (in each case, the “Grant Date”), and shall vest on the Vesting Date, subject to the Participant’s Continuous Service (as defined in the A&R 2015 Plan) through the Vesting Date (except to the extent an applicable severance plan or an individual employment, retention or other written agreement between the Company and the Participant provides for payment of any portion of an annual performance bonus in connection with a qualifying termination of employment resulting in the accelerated vesting of any such Restricted Stock Units) and achievement of the Performance Goals in accordance with the Payout Formula. The level of achievement of the Performance Goals and the Payout Formula shall apply first to the vesting of the Restricted Stock Units and then to the payment of any portion of a Participant’s Bonus Award in cash in accordance with Section 6(b)(ii). The number of shares of Common Stock subject to the Restricted Stock Units granted to each Participant shall be equal to (x) forty (40) percent of the dollar amount of the Participant’s Target Bonus (determined as of the Target Determination Date), divided by (y) the fair market value of a share of Common Stock on the Grant Date (as determined in accordance with the terms of the A&R 2015 Plan) (the “Grant Date FMV”), rounded down to the nearest whole share. The dollar amount of the portion of forty (40) percent of any Participant’s Target Bonus Award that exceeds the value of the shares of Common stock subject to the Restricted Stock Units granted to such Participant as of the Target Determination Date due to rounding down to the nearest whole share, if any, may, at the discretion of the Committee, be paid in cash when the Participant’s Bonus Award is otherwise scheduled to be paid in accordance with the terms of the Bonus Plan, provided that the requisite Performance Goals have been attained, as determined by the Committee in its sole discretion. The Restricted Stock Units shall be subject to the terms of the A&R 2015 Plan and a form of restricted stock unit agreement as determined by the Committee in its sole discretion and shall be settled in accordance with the terms of such restricted stock unit agreement. Subject to the terms and conditions of this Bonus Plan, the number of Restricted Stock Units granted to a Participant pursuant to this Section 6(b)(i) that are eligible to vest on the Vesting Date, if any, shall equal (x) the dollar amount of the Participant’s Bonus Award actually earned by the Participant and determined in accordance with Section 5(g), divided by (y) the Grant Date FMV, rounded down to the nearest number of whole shares, subject to a limit on vesting equal to 100% of the number of Restricted Stock Units granted to the Participant with respect to the Performance Period pursuant to this Bonus Plan. In no event may any Participant vest in, or have any entitlement to, a number of Restricted Stock Units under the terms of this Bonus Plan that exceeds 100% of the number of Restricted Stock Units actually granted to the Participant in accordance with this Bonus Plan. Any Restricted Stock Units that do not vest in accordance with this Section 6(b)(i) shall be forfeited and terminated for no consideration on the Vesting Date, provided, that a Participant shall forfeit all of his or her Restricted Stock Units granted in accordance with this Section 6(b) upon termination of Continuous Service (as defined in the A&R 2015 Plan) for any reason prior to the Vesting Date, except to the extent an applicable severance plan or an individual employment, retention, or other written agreement between the Company and such Participant provides for payment of any portion of an annual performance bonus in connection with a qualifying termination of employment resulting in the accelerated vesting of any such Restricted Stock Units. Notwithstanding the foregoing, the Committee may, subject to the consent of a Participant, pay any portion of a Bonus Award that is greater than or less than forty (40) percent of the Participant’s Target Bonus Award in the form of Restricted Stock Units, subject to the requirements of applicable law. In no event may the Participant’s Bonus Award or the number of Restricted Stock Units granted be adjusted upward based on the Participant’s Personal Performance Factor. Notwithstanding anything to the contrary set forth in this Bonus Plan, any Bonus Award that becomes payable under this Bonus Plan to an officer that becomes a Participant in the Bonus Plan following March 1, 2018 but on or before

October 1, 2018, may be paid in cash or in a combination of Restricted Stock Units and cash, in each case at the sole discretion of the Committee.
(ii)    Cash Portion of Bonus Awards. Subject to Section 6(d), to the extent a Participant’s Bonus Award determined on the Payout Determination Date exceeds eighty (80) percent of the Participant’s Target Bonus Award (determined as of the Target Determination Date) and the Participant was granted Restricted Stock Units in accordance with the terms of Section 6(b)(i), the remainder of a Participant’s Bonus Award (determined by subtracting the dollar amount of forty (40) percent of the Target Bonus Award as of the Target Determination Date (without regard to the value of the Restricted Stock Units at any date) from the dollar amount of the Bonus Award determined on the Payout Determination Date), if any, shall be paid to the Participant in cash as a Performance Cash Award under the A&R 2015 Plan as soon as is practicable following the Payout Determination Date for the Performance Period, but in no event later than the 15th day of the third calendar month after the end of the calendar year in which the Participant’s Bonus Award is no longer subject to a substantial risk of forfeiture, within the meaning of Treasury Regulation Section 1.409A-1(d). Payments under this Bonus Plan shall be made in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4) and this Bonus Plan shall be construed in accordance with such provision. To the extent the dollar amount of a Participant’s Bonus Award determined on the Payout Determination Date is greater than $0 but less than forty (40) percent of the Participant’s Target Bonus Award on the Target Determination Date (determined as the dollar amount of the Target Bonus Award on the Target Determination Date without regard to the value of the Restricted Stock Units at any date) the Participant shall not be entitled to payment of any portion of the Participant’s Bonus Award in cash, and the Participant will forfeit for no consideration any Restricted Stock Units that have not vested in accordance with this Section 6(b)).
(iii)    Example. Assume a Participant’s Base Salary is $300,000 and bonus target is 40% of Base Salary, such that the Participant’s Target Bonus Award as of the Target Determination Date is $120,000. Assume further that the Committee determines that the Payout Formula for the applicable Performance Period is equal to a Participant’s Target Bonus Award, multiplied by the level of achievement of the Performance Goals, multiplied by the Personal Performance Factor. Assume further that the fair market value of a share of Common Stock on the Grant Date of the Restricted Stock Units for the applicable Performance Period is $10.00 per share. On the Grant Date the Participant shall be granted Restricted Stock Units with respect to 4,800 shares of Common Stock ($120,000 multiplied by 40% divided by $10.00) that are eligible to vest on the Vesting Date for the applicable Performance Period based upon achievement of the Performance Goals and determination of the Participant’s Bonus Award in accordance with the Payout Formula. Assume further that on the Payout Determination Date the Committee determines that the pre-established Performance Goals have been achieved for the Performance Period at a level that provides for payment of 110% of the Participant’s Target Bonus Award and the Participant’s Personal Performance Factor for the Performance Period is 100%. As a result of these determinations, the Participant is entitled to a Bonus Award for the Performance Period equal to $132,000 ($120,000 x 110% x 100%). The number of Restricted Stock Units that vest will be equal to 4,800 Restricted Stock Units (the number determined by dividing $132,000 by $10 (subject to a limit of 100% of Restricted Stock Units granted)). Since Restricted Stock Units with a value of $48,000 (40% of the Target Bonus Award) were granted to the Participant on the Grant Date, the cash portion of the

Participant’s Bonus Award shall be $84,000, paid in accordance with the terms of the Bonus Plan, regardless of the value of the Restricted Stock Units on the Payout Determination Date. Alternatively, assume that on the Payout Determination Date the Committee determines that 60% of the Performance Goals have been achieved for the Performance Period and the Participant’s Personal Performance Factor for the Performance Period is 60%. As a result of these determinations, the Participant is entitled to a Bonus Award for the Performance Period equal to $43,200 ($120,000 x 60% x 60%). The Participant will not be entitled to the payment of any portion of the Bonus Award in cash, and the Participant will vest in only 4,320 Restricted Stock Units ($43,200/$10 value on Grant Date) and the remaining 480 Restricted Stock Units will be forfeited.
(c)    Tax Withholding. The Company will withhold from any payments under the Bonus Plan and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of a Bonus Award. Without limiting the forgoing, with respect to any portion of a Bonus Award paid in Restricted Stock Units, the Company may, in its sole discretion, satisfy all or any portion of its tax withholding obligations by (i) causing a Participant to tender a cash payment, (ii) permitting or requiring a Participant to enter into a “same day sale” commitment, if applicable, with a broker-dealer whereby the Participant irrevocably elects to sell a portion of the shares of Common Stock to be delivered in connection with the settlement of the Restricted Stock Units to satisfy the Company’s withholding obligation and whereby the broker-dealer irrevocably commits to forward the proceeds necessary to satisfy the Company’s withholding obligation directly to the Company, or (iii) withholding from any shares of Common Stock otherwise issuable to a Participant upon settlement of Restricted Stock Units a number of whole shares having a fair market value as of the date of payment (as determined under the A&R 2015 Plan) not in excess of the minimum amount of tax required to be withheld by the Company by law. The Company may require the Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Bonus Plan. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Bonus Plan.
(d)    Deferral.   The Committee may defer payment of Bonus Awards payable in cash pursuant to Section 6(b)(ii), or any portion thereof, to Participants in accordance with Section 409A of the Code as the Committee, in its sole discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Bonus Plan. Any such deferral elections shall comply with the requirements of Section 409A of the Code, and shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
7.    Amendment and Termination of the Bonus Plan.   The Committee may amend, modify, suspend or terminate the Bonus Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any Bonus Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would (i) increase the amount of compensation payable pursuant to such Bonus Award, (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation, or (iii) change the settlement dates of any Restricted Stock Units if such change would fail to comply with the requirements of Section 409A of the Code. To the extent necessary or advisable under applicable law, including Section 162(m), Bonus Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Bonus Plan or the vesting of Restricted Stock Units granted pursuant to the Bonus Plan shall any Participant accrue any vested interest or right whatsoever under the Bonus Plan except as otherwise stated in the Bonus Plan.
8.    Bifurcation of the Bonus Plan.   It is the intent of the Company that the Bonus Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m) and whose payment hereunder is intended to qualify as Performance-Based Compensation, qualify as Performance-Based Compensation. Any provision, application or interpretation of the Bonus Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Bonus Plan, the provisions of the Bonus Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Bonus Plan or any payment intended (or required) to satisfy the applicable requirements of Section 162(m) are applicable only to persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m) and whose payment hereunder is intended to qualify as Performance-Based Compensation.
9.    No Guarantee of Employment. The Bonus Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.
10.    Recovery. Any amounts paid (or Restricted Stock Units granted) under this Bonus Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

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